GULKOWITZ BERGER LLP

4205 Avenue M

Brooklyn, New York 11234

212-208-0005

April 3 , 2018

Tal Consolidated Inc.

377B Pearsall Avenue

Cedarhurst, New York 11516

Ladies and Gentlemen:

We have acted as counsel to Tal Consolidated, Inc., a New York corporation (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-1 (File No. 333-222585), originally filed with the Securities and Exchange Commission (the “SEC”) on January 17, 2018, and amended on March 9, 2018 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) relating to the registration of the sale by the Company of up to 2,464,450 shares (the “Shares”) of common stock no par value (the “Common Stock”), including up to 321,450 shares of Common Stock for which the underwriters have been granted an over-allotment option. The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Joseph Gunnar & Co., LLC, as representative of the several underwriters named therein, the form of which will be filed as Exhibit 1.1 to an amendment to the Registration Statement. The Company is also registering (i) warrants to purchase 123,222 shares of Common Stock of the Company to be issued to the representative of the several underwriters as additional compensation pursuant to the Underwriting Agreement (the “Representative’s Warrant”), and (ii) the 123,222 shares of Common Stock issuable upon exercise of the Representative’s Warrant (the “Representative’s Warrant Shares”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates of public officials and other instruments as in our judgment we have deemed necessary or appropriate, including: (i) the Registration Statement, (ii) the Underwriting Agreement, (iii) a form of Restated Certificate of Incorporation of the Company, which has been filed with the SEC as an Exhibit to the Registration Statement, and (iv) a form of the Company’s Bylaws, which has been filed with the SEC as an Exhibit to the Registration Statement. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

In rendering the opinion expressed below, we have also assumed that: (i) each Share and each Representative’s Warrant Share will be evidenced by an appropriate certificate, duly executed and delivered, or the Company’s Board of Directors will prior to their issuance adopt a resolution providing that all shares shall be uncertificated; (iii) the issuance of each Share and Representative’s Warrant Share will be duly noted in the Company’s records upon issuance and (iv) the Underwriting Agreement will constitute a valid and binding agreement of each of the parties thereto, enforceable against the parties thereto in accordance with its terms. We have not verified any of those assumptions.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable; (ii) the Representative’s Warrant, when executed and delivered by the Company in accordance with and in the manner described in the Registration Statement, the Underwriting Agreement and the Representative’s Warrant, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability; and (iii) the Representative’s Warrant Shares have been duly authorized for issuance and, when issued and sold by the Company and delivered by the Company and upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement, the Underwriting Agreement and the Representative’s Warrant, will be validly issued, fully paid and non-assessable.

The opinion set forth above is subject to the following additional assumptions: (i) the Registration Statement will have become effective under the Act, and such effectiveness shall not have been terminated, suspended or rescinded; and (ii) all Shares and Representative’s Warrant Shares will be issued and sold in compliance with all applicable federal and state securities law, rules and regulations and solely in the manner provided in the Registration Statement.

We express no opinion herein as to the laws of any state or jurisdiction other than the substantive laws of the State of New York, including New York Business Corporation Law, and the federal laws of the United States of America. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We consent to the fling of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Offering Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder, nor do we admit that we are “experts” with respect to any part of the Registration Statement as that term is used in Section 11 of the Act or the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Gulkowitz Berger LLP

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